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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF DAVIS POLK & WARDWELL]

                                                               December 30, 1999


The LTV Corporation
200 Public Square
Cleveland, OH 44114

Dear Ladies and Gentlemen:

         We have acted as special counsel for The LTV Corporation (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to registration under the Securities Act of
(i) the resale of the Company's 8 1/4% Series A Cumulative Convertible Preferred Stock, liquidation preference $50 per share (the "Preferred Shares") by certain holders of such Preferred Shares and (ii) the issuance of Common Stock upon the conversion of the Preferred Shares.

         The Preferred Shares were issued pursuant to a Certificate of Designations dated as of November 5, 1999 and filed with the Secretary of State of the State of Delaware.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officals and other instruments as we have deemed necessary of advisable for the purpose of rendering this opinion.

         Based upon the foregoing we are of the opinion that:

         1. The Preferred Shares have been duly authorized by the Company and are legally issued, fully paid and non-assessable.

         2. The shares of Common Stock issuable upon conversion of the Preferred Shares have been duly authorized by the Company and such Common Stock, when issued upon conversion of the Preferred Shares in accordance with the terms of the Preferred Shares, will be validly issued, fully paid and non-assessable. The issuance of such Common Stock upon such conversion will not be subject to preemptive or similar rights.




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         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.


                                                       Very truly yours,


                                                       /s/ Davis Polk & Wardwell
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